Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD NET INCOME FOR THE
THREE MONTHS AND YEAR ENDED DECEMBER 31, 2009
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas, (January 28, 2010) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months and year ended December 31, 2009.

Southside reported record net income of $10.4 million for the three months ended December 31, 2009, an increase of $8,000, or 0.1%, when compared to the same period in 2008.

Net income for the year ended December 31, 2009, increased $13.7 million, or 44.6%, to a record $44.4 million from $30.7 million for the same period in 2008.

Diluted earnings per share decreased $0.01, or 1.4%, to $0.69 for the three months ended December 31, 2009, when compared to $0.70 for the same period in 2008.  Diluted earnings per share increased $0.90, or 43.7%, to $2.96 for the year ended December 31, 2009, compared to $2.06 for the same period in 2008.

The return on average shareholders’ equity for the year ended December 31, 2009, increased to 23.69% compared to 21.44%, for the same period in 2008.  The annual return on average assets increased to 1.58% for the year ended December 31, 2009, compared to 1.29% for the same period in 2008.

“We are exceptionally pleased to report record annual net income, earnings per share and cash dividends paid to our shareholders,” stated B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc.  “In addition, we achieved new deposit and loan highs and organically grew our capital position and capital ratios.  Our business plan has always been to have a securities portfolio that complements our balance sheet.  During periods of growing loan demand and lower credit costs, our securities portfolio is likely to represent a smaller portion of our income statement.  However, 2009 was a year of slack credit demand as well as elevated credit costs.  Our business plan is designed such that our investment portfolio performance should help mitigate slower loan growth and higher credit costs.  Our management team believes we successfully executed our strategic business plan.   Due to the extraordinary volatility in the capital markets, we were able to surpass our goals, transforming 2009 into a truly remarkable and landmark year for Southside.”

“As a result of the benchmarks achieved, we are able to make two significant announcements.  The Board of Directors has approved a 21.4% increase in the cash dividend, from $0.14 to $0.17 per common stock share.  Given the significant achievements in 2009, we believe an increase in the common stock cash dividend is appropriate.  We are especially pleased to be in a position to continue increasing the cash dividend throughout several economic cycles.”

“In a separate action, the Board of Directors authorized a stock repurchase plan.  The Board authorized the purchase of up to $6,000,000 of common stock open market purchases at prevailing market prices to be reassessed on a quarterly basis.  2009 was a year of significant gains on the sales of available for sale securities as we repositioned the investment portfolio and benefited from market dislocation.  We believe investing a portion of those revenues in a firm we know quite well, Southside Bancshares, Inc., is prudent.”

“As 2009 began, the economy was rapidly contracting.  However, the government policies developed in the latter half of 2008 prevented even more serious damage to our financial system.  As we entered mid-year, the rapid contraction ceased.  Many economists believe the recession ended in the latter part of 2009.  However, overall economic growth is likely to be muted by continuing high unemployment and the decline in real estate.  We continue to manage the bank prudently and are well aware that the economic recovery could be uneven.  The year 2010 could be marked by a dramatic change in several areas, most notably Federal Reserve posture, financial regulation, and health care.  As always, we will adjust our strategy as appropriate in order to successfully serve shareholders, employees and our communities.”

“Our credit losses during 2009 were concentrated in construction and development loans originated by our Fort Worth acquisition and high yield secondary automobile loans purchased by Southside Financial Group.  Our nonperforming assets appeared to stabilize during the fourth quarter as nonperforming assets increased a modest 1.1%.  We are fortunate that the East Texas economy has performed significantly better than the national economy.  We continue to closely monitor our loan portfolio and proactively work with our borrowers.”

“During 2009, we were fortunate that our net interest margin remained solid as we restructured our securities portfolio to prepare for a more normal fixed income environment.  The Federal Reserve has signaled they will cease buying agency mortgage-backed securities in the first half of 2010 and are likely to prepare the fixed income market for eventual increases in overnight money market rates sometime during 2010.  We are preparing for this eventuality in a number of ways.  We continue to issue longer term brokered CDs with call options that Southside controls.  Should rates rise, it is likely these brokered CDs will not be called and will continue to be a source of funding until maturity.  However, should rates fall, we have the option to call these CDs and replace them with more advantageous funding.  Given the uncertainty about the direction of interest rates, we value the flexibility this strategy offers.  We continue to evaluate our agency mortgage-backed portfolio.  We focus considerable energy on the average coupon of the mortgage-backed portfolio.  As rates rise and prepayments slow, the book income of higher coupon bonds is designed to increase along with market interest rates.  Finally, we have a moderate allocation of bank qualified municipals in the investment portfolio.  That allocation currently offers significant income as well as cash flow surety.  Our municipal bonds offer complementary economics to our shorter, high coupon agency mortgage-backed portfolio.  As the market returns to a more normal environment, it is unlikely the high security gains experienced throughout 2009 will be repeated in subsequent quarters.  However, it is important to note that these gains translated into increased capital through earnings which can support franchise growth and the opportunity to expand our traditional banking services.  We are committed to further strengthening our franchise as opportunities become clearer.”

“From our roots as a small Texas community bank, 50 years ago, to a $3 billion community bank as of December 31, 2009, we remain dedicated to serving our market areas, employees and shareholders.  The strength of our balance sheet, combined with the talent and experience of our employees, provides us a wonderful opportunity to continue building our franchise and assisting our market areas for the next 50 years.”

Loan and Deposit Growth

For the three months ended December 31, 2009, total loans increased $17.9 million, or 1.8%, compared to September 30, 2009.  For the year ended December 31, 2009, total loans increased $11.0 million, or 1.1%, compared to December 31, 2008.    The increase occurred primarily in three categories municipal loans, other real estate loans and loans to individuals.

Nonperforming assets appeared to stabilize during the fourth quarter increasing $246,000, or 1.1%, to $23.5 million, or 0.78%, of total assets, for the three months ended December 31, 2009 when compared to September 30, 2009.  This increase is primarily related to construction and development loans, most of which are associated with the acquisition of Fort Worth National Bank and, to a lesser extent, loans to individuals purchased by Southside Financial Group.

During the three months ended December 31, 2009, deposits, net of brokered deposits, increased $48.8 million, or 2.9%, compared to September 30, 2009.  When comparing December 31, 2009 to December 31, 2008, deposits, net of brokered deposits, increased $223.0 million, or 14.7%.  The year over year increase in deposits is the result of an increase in public fund deposits combined with an overall increase in core deposits.  Much of the increase in the public fund deposits is temporary and is expected to roll-off over the next twelve months.

Net Interest Income

Net interest income increased $2.4 million, or 10.7%, to $25.2 million for the three months ended December 31, 2009, when compared to $22.7 million for the same period in 2008.  For the three months ended December 31, 2009, when compared to the same period in 2008, our net interest spread increased to 3.62% from 3.49%.  The net interest margin remained unchanged at 3.96% for the three months ended December 31, 2009 and December 31, 2008.  Compared to the three months ended September 30, 2009, the net interest spread for the three months ended December 31, 2009 increased to 3.62% from 3.35%.  The net interest margin for the three months ended December 31, 2009, increased to 3.96% from 3.73% when compared to the three months ended September 30, 2009.  While credit spreads for agency mortgage-backed securities tightened during the fourth quarter ended December 31, 2009, the yield curve, the spread between short-term U.S. Treasuries and ten year U.S. Treasuries, increased and the slope remains steep.

Net Income for the Three Months

The increase in net income for the three months ended December 31, 2009, when compared to the same period in 2008, was primarily a result of an increase in security gains, an increase in net interest income, a decrease in provision for loan losses and a decrease in provision for income tax expense which were partially offset by an increase in other-than-temporary impairment losses on the $3 million of Trust Preferred Securities we owned at December 31, 2009 and an increase in noninterest expense.

Noninterest expense increased $3.1 million, or 19.2%, for the three months ended December 31, 2009, compared to the same period in 2008.  The increase in noninterest expense was primarily a result of increases in personnel expense, occupancy expense, FDIC insurance expense and other expense.  The increase in personnel expense was associated with our overall growth and expansion, an increase in retirement expense and health insurance expense, normal salary increases for existing personnel and an increase in incentive pay, all of which are reflected in salaries and employee benefits which increased a combined $1.6 million, or 16.8%, when compared to the same period in 2008.  Occupancy expense increased $248,000, or 17.2%, due to the addition of a new banking facility and the overall bank growth.  FDIC insurance premiums increased $485,000, or 174.5%, due to an increase in FDIC insurance premium rates and an increase in deposits, when compared to the same period in 2008.  Other expense increased $340,000, or 20.1%, when compared to the same period in 2008.  The increase in other expense was primarily due to losses on other real estate and retirement of assets.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.0 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 44 banking centers in Texas and operates a network of 48 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the potential profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures, including the impact of potential interest rate increases, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At
	December 31,	December 31,
	2009	2008

	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$3,024,288	$2,700,238
Loans	1,033,576	1,022,549
Allowance for loan losses	19,896	16,112
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,238,182	1,026,513
Held to maturity, at cost	242,665	157,287
Investment securities:
Available for sale, at estimated fair value	265,060	278,378
Held to maturity, at cost	1,493	478
Federal Home Loan Bank stock, at cost	38,629	39,411
Deposits	1,870,421	1,556,131
Long-term obligations	592,830	715,800
Shareholders’ equity	202,249	161,089
Nonperforming assets	23,453	15,781
Nonaccrual loans	18,629	14,289
Loans 90 days past due	323	593
Restructured loans	1,972	148
Other real estate owned	1,875	318
Repossessed assets	654	433

Asset Quality Ratios:
Nonaccruing loans to total loans	1.80%	1.40%
Allowance for loan losses to nonaccruing loans	106.80	112.76
Allowance for loan losses to nonperforming assets	84.83	102.10
Allowance for loan losses to total loans	1.92	1.58
Nonperforming assets to total assets	0.78	0.58
Net charge-offs to average loans	1.11	0.74

Capital Ratios:
Shareholders’ equity to total assets	6.67	5.95
Average shareholders’ equity to average total assets	6.66	6.04

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At
	December 31,	December 31,
	2009	2008
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$88,566	$120,153
1-4 Family Residential	234,379	238,693
Other	212,731	184,629
Commercial Loans	159,529	165,558
Municipal Loans	150,111	134,986
Loans to Individuals	188,260	178,530
Total Loans	$1,033,576	$1,022,549

	At or for the		At or for the
	Three Months		Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$37,407	$38,245	$145,193	$136,176
Total interest expense	12,241	15,505	52,672	60,363
Net interest income	25,166	22,740	92,521	75,813
Provision for loan losses	5,113	5,339	15,093	13,675
Net interest income after provision for loan losses	20,053	17,401	77,428	62,138
Noninterest income
Deposit services	4,634	4,572	17,629	18,395
Gain on sale of securities available for sale	7,033	5,760	33,446	12,334

Total other-than-temporary impairment losses	(103)	-	(5,730)	-
Portion of loss recognized in other comprehensive
income (before taxes)	(467)	-	2,730	-
Net impairment losses recognized in earnings	(570)	-	(3,000)	-

Gain (loss) on sale of loans	(34)	206	1,240	1,757
Trust income	626	575	2,456	2,465
Bank owned life insurance income	362	864	1,724	2,246
Other	803	717	3,179	3,105
Total noninterest income	12,854	12,694	56,674	40,302
Noninterest expense
Salaries and employee benefits	11,342	9,707	42,505	37,228
Occupancy expense	1,688	1,440	6,372	5,704
Equipment expense	476	337	1,718	1,305
Advertising, travel & entertainment	795	690	2,344	2,097
ATM and debit card expense	308	306	1,296	1,211
Director fees	305	249	785	674
Supplies	191	228	863	812
Professional fees	561	625	2,218	1,864
Postage	245	190	872	755
Telephone and communications	371	265	1,424	1,050
FDIC Insurance	763	278	3,943	966
Other	2,029	1,689	7,290	6,686
Total noninterest expense	19,074	16,004	71,630	60,352
Income before income tax expense	13,833	14,091	62,472	42,088
Provision for income tax expense	3,588	3,851	16,609	11,250
Net income	10,245	10,240	45,863	30,838
Less: Net (income) loss attributable to the noncontrolling interest	132	129	(1,467)	(142)
Net income attributable to parent	$10,377	$10,369	$44,396	$30,696

Common share data attributable to parent:
Weighted-average basic shares outstanding	14,948	14,692	14,869	14,588
Weighted-average diluted shares outstanding	15,033	14,950	15,004	14,913
Net income per common share
Basic	$0.69	$0.70	$2.98	$2.10
Diluted	0.69	0.70	2.96	2.06
Book value per common share	-	-	13.47	10.90
Cash dividend declared per common share	0.34	0.19	0.75	0.60

	At or for the		At or for the
	Three Months		Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Performance Ratios:
Return on average assets	1.39%	1.58%	1.58%	1.29%
Return on average shareholders’ equity	19.89	27.85	23.69	21.44
Average yield on interest earning assets	5.71	6.50	5.82	6.38
Average yield on interest bearing liabilities	2.09	3.01	2.39	3.30
Net interest spread	3.62	3.49	3.43	3.08
Net interest margin	3.96	3.96	3.81	3.64
Average interest earnings assets to average interest bearing liabilities	119.08	118.65	119.37	120.66
Noninterest expense to average total assets	2.56	2.44	2.55	2.54
Efficiency ratio	54.83	50.71	55.57	54.85

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Years Ended
	December 31, 2009			December 31, 2008
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,021,770	$73,654	7.21%	$983,336	$75,445	7.67%
Loans Held For Sale	4,098	161	3.93%	2,487	121	4.87%
Securities:
Investment Securities (Taxable)(4)	42,598	1,055	2.48%	46,537	1,723	3.70%
Investment Securities (Tax-Exempt)(3)(4)	174,003	12,203	7.01%	103,608	7,074	6.83%
Mortgage-backed and Related Securities (4)	1,320,766	65,463	4.96%	1,034,406	55,470	5.36%
Total Securities	1,537,367	78,721	5.12%	1,184,551	64,267	5.43%
FHLB stock and other investments, at cost	40,786	235	0.58%	31,875	841	2.64%
Interest Earning Deposits	21,243	137	0.64%	1,006	22	2.19%
Federal Funds Sold	3,925	17	0.43%	4,039	90	2.23%
Total Interest Earning Assets	2,629,189	152,925	5.82%	2,207,294	140,786	6.38%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	43,504			45,761
Bank Premises and Equipment	45,231			40,449
Other Assets	112,702			89,473
Less: Allowance for Loan Loss	(17,622)			(11,318)
Total Assets	$2,813,004			$2,371,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$65,896	442	0.67%	$57,587	736	1.28%
Time Deposits	688,854	16,360	2.37%	535,921	21,727	4.05%
Interest Bearing Demand Deposits	573,937	5,880	1.02%	500,955	10,428	2.08%
Total Interest Bearing Deposits	1,328,687	22,682	1.71%	1,094,463	32,891	3.01%
Short-term Interest Bearing Liabilities	209,048	4,696	2.25%	290,895	8,969	3.08%
Long-term Interest Bearing Liabilities – FHLB Dallas	604,425	21,885	3.62%	383,677	14,454	3.77%
Long-term Debt (5)	60,311	3,409	5.65%	60,311	4,049	6.71%
Total Interest Bearing Liabilities	2,202,471	52,672	2.39%	1,829,346	60,363	3.30%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	379,991			372,160
Other Liabilities	42,318			26,497
Total Liabilities	2,624,780			2,228,003

SHAREHOLDERS’ EQUITY (6)	188,224			143,656
Total Liabilities and Shareholders’ Equity	$2,813,004			$2,371,659
NET INTEREST INCOME		$100,253			$80,423
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.81%			3.64%
NET INTEREST SPREAD			3.43%			3.08%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $3,136 and $2,446 for the years ended December 31, 2009 and 2008, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $4,596 and $2,164 for the years ended December 31, 2009 and 2008, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $815 and $487 for the years ended December 31, 2009 and 2008, respectively.

Note: As of December 31, 2009 and 2008, loans totaling $18,629 and $14,289, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	December 31, 2009			December 31, 2008
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,024,695	$18,149	7.03%	$993,045	$19,627	7.86%
Loans Held For Sale	3,790	45	4.71%	1,751	22	5.00%
Securities:
Investment Securities (Taxable)(4)	13,785	45	1.30%	44,848	346	3.07%
Investment Securities (Tax-Exempt)(3)(4)	226,190	4,112	7.21%	163,918	2,950	7.16%
Mortgage-backed and Related Securities (4)	1,448,318	17,475	4.79%	1,184,879	16,594	5.57%
Total Securities	1,688,293	21,632	5.08%	1,393,645	19,890	5.68%
FHLB stock and other investments, at cost	40,623	40	0.39%	40,115	185	1.83%
Interest Earning Deposits	11,936	16	0.53%	1,240	-	0.00%
Federal Funds Sold	-	-	-	3,803	11	1.15%
Total Interest Earning Assets	2,769,337	39,882	5.71%	2,433,599	39,735	6.50%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	41,882			46,270
Bank Premises and Equipment	46,535			41,383
Other Assets	121,286			97,416
Less: Allowance for Loan Loss	(18,212)			(13,254)
Total Assets	$2,960,828			$2,605,414
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$68,230	90	0.52%	$59,743	191	1.27%
Time Deposits	747,563	3,763	2.00%	530,239	4,524	3.39%
Interest Bearing Demand Deposits	620,645	1,297	0.83%	527,493	2,296	1.73%
Total Interest Bearing Deposits	1,436,438	5,150	1.42%	1,117,475	7,011	2.50%
Short-term Interest Bearing Liabilities	288,393	1,341	1.84%	266,416	1,844	2.75%
Long-term Interest Bearing Liabilities – FHLB Dallas	540,511	4,927	3.62%	606,905	5,626	3.69%
Long-term Debt (5)	60,311	823	5.41%	60,311	1,024	6.75%
Total Interest Bearing Liabilities	2,325,653	12,241	2.09%	2,051,107	15,505	3.01%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	384,750			385,134
Other Liabilities	42,607			20,708
Total Liabilities	2,753,010			2,456,949

SHAREHOLDERS’ EQUITY (6)	207,818			148,465
Total Liabilities and Shareholders’ Equity	$2,960,828			$2,605,414
NET INTEREST INCOME		$27,641			$24,230
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.96%			3.96%
NET INTEREST SPREAD			3.62%			3.49%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $831 and $621 for the three months ended December 31, 2009 and 2008, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,644 and $869 for the three months ended December 31, 2009 and 2008, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $879 and $374 for the three months ended December 31, 2009 and 2008, respectively.

Note: As of December 31, 2009 and 2008, loans totaling $18,629 and $14,289, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.